UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported)
September 15, 2009

Kronos International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-100047	22-2949593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700, Dallas, Texas		75240-2697
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code
(972) 233-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective September 15, 2009, certain indirect operating subsidiaries of the registrant, namely Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS, Titania AS, Kronos Norge AS, and Kronos Denmark ApS (collectively, the “Borrowers,” and with certain guarantors, the “Obligors”), entered into a Fourth Amendment Agreement Relating to a Facility Agreement dated June 25, 2002 (the “Amendment”) with Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent for the finance parties and security agent for the secured parties (the “Agent”), and the lenders participating in the amended revolving credit facility (collectively, the “Lenders”).  The Amendment amends certain terms and conditions of the original €80 million secured revolving credit facility between the Obligors and the Lenders.  Such facility, as previously amended and as amended by the Amendment, is collectively referred to herein as the “Amended Revolving Credit Facility.”

Among other things, the Amendment provides that until the Obligors meet a specified ratio of net secured debt to earnings before income taxes, interest and depreciation (the “Original Leverage Test”):

1.
borrowings outstanding under the Amended Revolving Credit Facility shall bear interest at LIBOR, or if a loan or liability is in euros, EURIBOR, plus a margin ranging from 3.0% to 4.0%, depending on the amount of the outstanding loans and letters of credit as a percentage of the Lenders’ total commitments under the Amended Revolving Credit Facility;

2.	the Obligors must comply with two new financial covenants (in both cases commencing with the period ending September 30, 2009):
a.	certain minimum earnings before income, taxes, interest and depreciation on a quarterly or a cumulative basis, and
b.	maintain a minimum ratio of net working capital to net financial debt;
3.	the Obligors must continue to comply with the existing required ratio of net financial debt to equity ratio; and
4.
with certain permitted exceptions (including without limitation payments made in relation to trade payables on their due date arising from contracts entered into on market terms and conditions), Kronos Worldwide, Inc., a parent corporation of the registrant, and its subsidiaries (exclusive of the Obligors) cannot borrow money from the Obligors, and the Obligors cannot make payments to, give a guaranty or indemnity for the benefit or assume a liability of, Kronos Worldwide or such subsidiaries.

Once the Obligors have met the Original Leverage Test, the Obligors will no longer be required to comply with the financial covenants specified in paragraph 2 or comply with the limitation specified in paragraph 4 above, and borrowings outstanding under the Amended Revolving Credit Facility would then bear interest at LIBOR, or if a loan or liability is in euros, EURIBOR, plus a margin of 1.75%.

Additionally, until the Obligors have complied with paragraph 2 and 3 above through the quarterly period ending March 31, 2010 and delivered evidence to the Agent that the Obligors’ loss before taxes for the financial year ending December 31, 2009 has not exceeded $56 million, the maximum amount of outstanding loans and letters of credit under the Amended Revolving Credit Facility cannot exceed €51 million.

The Amended Revolving Credit Facility matures on May 26, 2011. The facility is collateralized by the accounts receivable and the inventories of the Borrowers and a limited pledge of all of the other assets of Kronos Europe S.A./N.V.  The facility contains representations, warranties and covenants customary in lending transactions of this type.  In addition to the restrictive covenants already described in this current report, certain other covenants in the Amended Revolving Credit Facility restrict the ability of the Borrowers to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity.  Failure to comply with the covenants contained in the Amended Revolving Credit Facility could result in the acceleration of any outstanding balance under the facility prior to its stated maturity date.  In addition, any such outstanding balance under the facility could be accelerated in the event that other debt or obligations of the Borrowers or the registrant were to be accelerated.  The registrant and the Borrowers have no material relationship with the Lenders other than the Amended Revolving Credit Facility described herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kronos International, Inc.
(Registrant)

By: /s/ John A. St. Wrba
Date: September 16, 2009	John A. St. Wrba Vice President and Assistant Treasurer